SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act

September 17, 2014

Date of Report (Date of Earliest Event Reported)

MediJane Holdings Inc.

 (Exact name of registrant as specified in its charter)

Nevada	333-167275	46-0525378
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

2011 Ken Pratt Boulevard, Suite 210 Longmont, CO	80501
(Address of principal executive offices)	(Zip Code)

(855) 933-3499

 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement

On September 17, 2014, the Company entered into a securities purchase agreement with YP Holdings, LLC.  YP Holdings, LLC has no material relationship with the Company other than with respect to this agreement.

Under this agreement, the purchasers will be purchasing units of one common share and two warrants to purchase common shares for $0.09 per unit, for a total of $600,000.  The common shares have a par value of $0.001 per share.  The warrants are exercisable for five years from the date of issuance and shall have an initial exercise price equal to $0.20.  As a result of this agreement, the Company will issue 6,666,667 common shares and 13,333,334 warrants to the purchasers.

The warrants can be exercised by paying the price for shares as stipulated by the warrant, or through cashless exercise, through which the purchaser will be issued a number of shares equal to the number of warrant shares applied to the subject exercise multiplied by the current market price on the date of conversion minus the exercise price on that date.  This total is then divided by the current market price on the date of conversion.  The cashless exercise may only be exercised after six months have passed from the original issuance of the warrants.

The purchaser has waived the clause prohibiting conversion of warrants into common shares if that would result in the purchaser owning in excess of 4.99% of the outstanding shares.  A second clause prohibits the conversion of warrants if the purchaser owns in excess of 9.99% of the outstanding common shares.  This clause can be waived by the purchaser providing notice of waiver.

The Company has agreed to pay a flat $20,000 to YP Holdings, LLC to reimburse them for the fees and expenses incurred by it in connection with its due diligence review of the Company and the preparation, negotiation, executive, delivery and performance of the agreement.

The two parties also entered into a registration rights agreement.  Under this agreement, the Company will prepare and file a registration statement on Form S-1 in order to register all shares issued under the securities purchase agreement.  The Company will keep the registration statement continuously effective for a period of two years following the effective date of the registration statement.  The Company will pay all reasonable fees and expenses incurred with respect to this agreement.  Unless previously agreed to in writing, the Company may not register any shares other than those intended to be sold under this agreement.

Should the Company fail to comply with the registration rights agreement, the Company agrees to pay liquidated damages to YP Holdings, LLC equal to 3% of the purchase price of the common shares paid by the purchaser for the first 30 day period, and 2% of such purchase price for each subsequent 30 day period.  These payments are payable upon demand in cash.

Pursuant to the registration rights agreement, the Company agreed to several lock-up agreements between itself and four shareholders of the Company: Phoenix Bio Pharmaceuticals Corporation, Ronald Lusk, Lewis Humer, and Caduceus Industries LLC.  Under these agreements, each shareholder has agreed that they will not offer, pledge, sell, contract to sell, grant any options for sale or transfer, distribute or dispose of, directly or indirectly, any shares of the Company for a 90 day period following the date that the registration statement is declared effective.

Item 3.02 – Unregistered Sales of Equity Securities

On September 17, 2014, the Company entered into a securities purchase agreement with YP Holdings, LLC.  Under this agreement, the Company will issue 6,666,667 common shares, as well as 13,333,334 warrants for the purchase of common shares, as described above.  As consideration, the purchaser is paying $600,000.  These shares are exempt under the Rule 4(a)(2) private placement exemption.  The purchaser has enough knowledge and experience to be considered a sophisticated investor, they have access to the type of information normally provided in a prospectus for a registered securities offering, and they have agreed not to resell or distribute the securities to the public.

Item 9.01 – Financial Statements and Exhibits

Ex 10.1: Securities Purchase Agreement between MediJane Holdings Inc. and YP Holdings, LLC, signed September 17, 2014.

Ex 10.2: Registration Rights Agreement between MediJane Holdings Inc. and YP Holdings, LLC, signed September 17, 2014.

Ex 10.3: Lock-Up Agreements between MediJane Holdings Inc. and Phoenix Bio Pharmaceuticals Corporation, Ronald Lusk, Lewis Humer, and Caduceus Industries LLC, signed September 17, 2014.

Ex 99.1: Press release regarding the Securities Purchase Agreement, released September 22, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

MediJane Holdings Inc.

By:      /s/ Russell Stone

Russell Stone

Chief Executive Officer

Dated:  September 23, 2014

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